Exhibit 99.1

BPO Management Services Pursues Eligibility for OTC BB

Company Secures Market Maker to File for Quotation on the OTC BB

Anaheim Hills, California- February 17, 2009 - (PR Newswire)—BPO Management Services, Inc. (HAXS.pk) announced today that it has secured a market maker who is filing the necessary paperwork with FINRA to seek the initiation of quotation of the Company’s common stock on the Over-the-Counter Bulletin Board (OTC BB). Management believes that pending approval from FINRA, the transition to the OTC BB will take place within several weeks and potentially as soon as later this week.

The process of transitioning markets began after management was advised, as previously announced, that pursuant to NASDAQ Stock Market LLC (“NASDAQ”) rules, the merger of BPO Management Services, Inc. and Healthaxis Inc. constituted a business combination that resulted in a “change of control” pursuant to Marketplace Rule 4340(a).   Accordingly, the Company had to meet initial listing standards as opposed to continued listing standards. NASDAQ recently determined that the Company was not able to meet its initial listing requirements in two specific areas, 1) market value of unaffiliated common stock of $15 million, 2) share price of $4.00.  Accordingly, NASDAQ suspended the Company’s listing status as of February 13, 2009.

The Company’s stock began being quoted on the OTC Pink Sheets on February 13, 2009.  As the Company desires for its stock to be quoted on the OTC BB, the Company secured a market maker to file the necessary paperwork with FINRA.  When more definitive information is available, the Company will provide an update.

About BPO Management Services, Inc.

BPO Management Services (BPOMS) is a business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, healthcare payer outsourcing and claims administration, and finance and accounting, to support the back-office business functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce.   On December 30, 2008, BPOMS merged with Healthaxis Inc. and the latter changed its name to “BPO Management Services, Inc.”  For more information, please visit http://www.bpoms.com.

Forward Looking Statements

Statements that are not purely historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties associated with being approved for quotation on the OTC BB, as well as those identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption “Risk Factors” in BPO Management Services, Inc.’s ( a Delaware corporation) Annual Report on Form 10-KSB for the year ended December 31, 2007, and subsequent Quarterly Reports on Forms 10-QSB and 10-Q, and in Healthaxis Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or review any forward-looking statements to reflect events or circumstances that may arise after the date of this release, except as required by law.

PR/Media Relations Contact:
Richard Stern
Stern & Co.
richstern@sternco.com
Tel: 212-888-0044

IR Contact:
Hayden IR
Brett Maas, 646-536-7331
brett@haydenir.com

Company Contact:
BPO Management Services, Inc.
Patrick Dolan, Chairman & CEO
patrick.dolan@bpoms.com